Exhibit 6.17

PROFESSIONAL SERVICES AGREEMENT

Beginning on or about June 22nd, 2022, William Mikula (“Consultant”), located at 125 Bevington Lane, Woodstock, Ga 30188, agrees to provide professional services for Robot Cache US Inc., a United States Delaware company located at 5910 Pacific Center Blvd. Suite 300, San Diego, CA. 92121 (“Company”) pursuant to the following terms and conditions:

1. Services. Acting as an independent contractor, Consultant will perform the services for the Company and as stated in Exhibit A, attached hereto and incorporated herein by this reference. The parties may amend such Exhibit in writing in good faith from time to time by their mutual consent. Consultant will report to the person or persons designated by the Company.

2. Consideration. In consideration for such services and upon Company’s acceptance of completion of the tasks assigned, Consultant will receive from Company a fee that is payable in accordance with the terms stated in Exhibit A. Consultant agrees to pay all appropriate government taxes on Consultant’s income under this Agreement.

3. Expenses. Consultant understands that it is not authorized to incur any expenses on behalf of Company without prior written consent of the Company or an authorized person designated by the Company, and all statements submitted by Consultant for services and expenses shall be in the form prescribed by Company and shall be approved by the Company.

4. Termination. Company has the right, in its sole discretion, to cancel this engagement of Consultant for any reason or no reason. In the event of such a cancellation, Company’s sole obligation will be to pay Consultant for the fees with respect to all services performed which shall have been accepted as of the date of termination pursuant to the scheduled outline. Company will have no further obligation, whether financial or otherwise to Consultant after such cancellation.

5. Confidentiality. Consultant will not, either during or subsequent to the term of this Agreement, directly or indirectly divulge to any unauthorized person any information designated as confidential by Company or by Company’s employees, contractors, vendors, clients, and partners (together “Affiliates”); nor will Consultant disclose to anyone other than a Company or Affiliates employee/consultant or use in any way other than in the course of the performance of this Agreement any information regarding Company and/or Affiliates, including product, market, financial or other plans, product designs and any other information not known to the general public whether acquired or developed by it during its performance of this Agreement or obtained from employees/consultants of Company and/or Affiliates; nor will Consultant, either during or subsequent to the term of this Agreement, directly or indirectly disclose or publish any such information without prior written authorization from Company and/or Affiliates to do so. Unless otherwise specifically agreed to in writing, all information about and relating to projects under development by Company and/or Affiliates shall be considered confidential information. Consultant acknowledges and agrees that all of the foregoing information is proprietary to Company and/or Affiliates; that such information is a valuable and unique asset of Company and/or Affiliates, and that disclosure of such information to third parties or unauthorized use of such information would cause substantial and irreparable injury to Company’s and/or Affiliates’ ongoing business for which there would be no adequate remedy at law. Accordingly, in the event of any breach or attempted or threatened breach of any of the terms of this Paragraph 5, Consultant agrees that Company and/or Affiliates shall be entitled to injunctive and other equitable relief, without limiting the applicability of any other remedies.

6. Company and Affiliates Property. Consultant will return to Company any Company property and/or Affiliates property that has come into its possession during the term of this Agreement, when and as requested to do so by Company and in all events upon termination of Consultant’s engagement hereunder, unless Consultant receives written authorization from Company and/or Affiliates to keep such property. Consultant will not remove any Company and/or Affiliates property from Company premises without written authorization from Company. The product of all work performed under this Agreement, including reports, contracts, correspondence, financials, business plans, marketing and sales plans, technical and software designs, game designs, drawings and art shall be the property of Company or its nominees, and Company or its nominees shall have the sole right to use, sell, license, publish or otherwise disseminate or transfer rights in such work product.

7. Inventions. Consultant will, during and subsequent to the term of this Agreement, communicate to Company all inventions made or conceived by Consultant in connection with any project or work assignment performed by Consultant for Company; and without further consideration assign all right, title and interest in such inventions to Company and will assist Company and its nominees in every proper way, at Company’s expense, to obtain, maintain and defend for Company’s own benefit patents for these inventions in any and all countries, the inventions to be and to remain the property of Company or its nominees, whether patented or not.

8. Ownership. Consultant agrees that all reports, contracts, correspondence, financials, business plans, marketing and sales plans, technical and software designs, game designs, legal documents, concepts, and any/all audio-visuals, drawings, art, photos, films, sound designs, animations, written materials, musical compositions, master recordings, software, software code, and any other material which is designed or produced in connection with this Agreement (the “Work Product”) and all the documentation therefore and all copyrights and/or other rights therein and thereto, and all renewals and extensions thereof, shall be entirely Company’s property, free of any claims whatsoever by Consultant. Company shall, accordingly, have the sole and exclusive right to the copyright and/or other rights of the Work Product in Company’s name, as the owner and author thereof, and to secure any and all renewals and extensions of such copyright and/or other rights. It is understood and agreed that for such purposes the Work Product shall be considered works made for hire. Upon Company’s request, Consultant will execute and deliver to Company any assignments of copyright (including renewals and extensions thereof) and/or other rights in and to the Work Product as Company may deem necessary, and Consultant hereby irrevocably appoints Company its attorney-in-fact for the purpose of executing such assignments in Consultant’s name. To the maximum extent permissible by applicable law, Consultant waives all moral rights in and to the Work Product on a worldwide basis.

9. Representations and Warranties. Consultant represents and warrants that (a) no aspect of the Work Product will infringe upon the copyright or other rights of any person or entity; (b) Consultant is and at all times will remain possessed of all rights necessary to enter into and fulfill all of Consultant’s obligations under this Agreement; (c) Consultant’s entering into and fulfilling the obligations of this Agreement does not and will not infringe on the rights of any person or entity; with respect to all subject matter including ideas, processes, designs and methods which Consultant discloses or uses in the performance of this Agreement; (d) Consultant warrants that Consultant has the right to make disclosure and use thereof without liability to others: (e) to the extent that Consultant has patent applications, patents or other rights in the subject matter. Consultant hereby grants Company, its subsidiaries and Affiliates, a royalty-free, irrevocable, world-wide, non-exclusive license to make, have made, sell, use and disclose such subject matter, excluding only such subject matter, if any, which is set forth in writing attached hereto and which is agreed to specifically by Company as being excluded from the grant; and (f) Consultant agrees to hold Company harmless for use of subject matter which Consultant knows or reasonably should know others have rights in, except, however, for subject matter and the identity of others having rights therein that Consultant discloses to Company in writing before Company uses the subject matter.

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10. Indemnification. Consultant hereby agrees to indemnify and hold harmless Company and Affiliates, and their respective assignees, licensees, publishers and clients, and the owners, officers, employees and agents of all of them, against any suits, losses, liabilities, damages, claims, settlements, costs and expenses, including reasonable attorney’s fees, arising from: (i) any breach of this Agreement or agreement between Consultant and another person or company; (ii) any use of proprietary information Consultant has obtained from sources other than Company; or (iii) any breach of the warranties contained in paragraph 9 hereof, as long as Company notifies Consultant of the claim and cooperates with Consultant in defending against the claim at Consultant’s expense. Company hereby agrees to indemnify and hold harmless Consultant against any suits, losses, liabilities, damages, claims, settlements, costs and expenses, including reasonable attorney’s fees, arising from the use of copyrighted works that Company specifically asked Consultant to perform work on or derive work from.

11. Services Unique. Consultant recognizes that the services being performed by it under this agreement are of a special, unique, unusual, extraordinary and intellectual character giving them unique and peculiar value, the loss of which cannot be reasonably or adequately compensated for in damages, and in the event of a breach of this Agreement by Consultant, Company shall in addition to all other remedies available to it, be entitled to equitable relief by way of injunction and any other legal or equitable remedies.

12. Non-Competition. Not Applicable.

13. Injunctive Relief. Consultant agrees that any material breach or attempted or threatened breach of this Agreement could result in irreparable injury to Consultant for which there would be no adequate remedy at law and consents to injunctive relief without limiting the applicability of any other remedies.

14. Independent Contractor. Consultant is performing services for Company as an independent contractor. Nothing contained in this Agreement constitutes appointment of either party as an agent, representative, partner, joint-venturer or employee of the other party for any purpose. Neither party can bind the other to any agreement with anyone else.

15. Non-Solicitation and Non-Disparagement. Without the prior written consent of Company, Consultant shall not, during the term of this Agreement and for a period of one (1) year after termination of this Agreement for any reason, on behalf of Consultant or any other individual or entity; (a) call on any of the agents, financiers, partners, customers, clients, vendor or relations of Company or any affiliate or partner of Company, or Affiliates (together “Company Contact”) that Consultant was introduced to either directly or indirectly during the term of this Agreement, for the purpose of soliciting or inducing such Company Contact to acquire (or providing such Company Contact) any product or service provided by Company or any affiliate or partner of Company, nor will Consultant in any way, directly or indirectly, as agent or otherwise, in any other manner solicit, influence or encourage such Company Contact to take away, divert or direct their business to Consultant or any other person or entity; or (b) attempt to persuade or solicit either directly or indirectly any person, company or entity who is an employee, consultant, contractor, vendor, or partner of Company to terminate or act in a way which will negatively impact their existing relationship with Company. Consultant shall not during the term of this Agreement and for a period of two (2) years thereafter, and for such other period as may be prescribed by law, make disparaging or defamatory comments concerning Company to any third party nor make any disparaging or defamatory comments to any third party regarding the goods or services provided by, or methods of doing business of, Company or the current or former officers, directors, employees or agents of Company.

16. Controlling Law. This Agreement will be deemed entered into in San Diego County, California and will be governed by and interpreted in accordance with the substantive laws of the State of California. The parties agree that any dispute arising under this Agreement will be resolved in the state or federal courts in San Diego County and Consultant expressly consents to exclusive jurisdiction therein.

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17. Entire Agreement. This Agreement and attached Exhibits constitute the entire Agreement between the parties pertaining to the subject matter hereof, and any and all written or oral agreements previously existing between the parties are expressly canceled. Consultant acknowledges that it is not entering into this Agreement on the basis of any representations not expressly contained herein. Any modifications of this Agreement must be in writing and signed by both parties hereto. Any such modification shall be binding only if and when signed by each party’s officers (or by Company’s officer and Consultant if Consultant is an individual).

18. Severability and Survivability. Should any provision of this Agreement be held to be void, invalid or inoperative, such provision shall be enforced to the extent possible and the remaining provisions of this Agreement shall not be affected. The following Paragraphs shall survive the expiration or termination of this Agreement: 5, 7, 8, 9, 10, 11, 13, 14, 15, 16, and 17.

Agreed to and Accepted:

Robot Cache, US Inc.		William Mikula

Signature	/s/ Lee Jacobson	Signature	/s/ William Mikula
Title:	CEO	Title:	President
Date:	6/27/2022	Date:	6/27/2022

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EXHIBIT A

1. Statement of Work

Consultant will perform investor relations communications and other articles on behalf of the Company and will be responsible for the following:

●	Work with Company’s partners in crafting communications related to social media campaigns, investor video scripts and other written messaging in consultation with the Company.
●	Assist with strategy in advising the Company of best practices in order to effectively and accurately communicate the Company’s strategy and vision to current and potential investors and partners.
●	All communications created will be submitted to Company in advance and in writing for review by Company’s legal counsel.
●	Consultant warrants and represents that Consultant will insure that all activities will be conducted in accordance with the highest standard of professional ethics with regards to proper communications with Company’s partners, vendors and affiliates.

Consultant will provide the foregoing services as requested by Company and communicate regularly with the CEO or another designated Company representative to discuss Consultant’s progress as well as any changes, revisions or direction that may be necessary.

Consultant warrants that he will use reasonable efforts to perform its services conforming to generally accepted industry standards.

2. Term

The term for this engagement shall commence immediately as of the execution of this Exhibit and terminate 180 days thereafter unless extended in writing by the Company.

3. Payment

For services rendered under this Agreement, Consultant shall be paid at a rate of Seven Thousand Five Hundred US Dollars (US$7,500.00) per month, pro-rated for actual days worked, and payable the month following the month during which services were provided by Consultant pursuant to this agreement. Consultant shall provide an invoice on the first day of each calendar month to Company. Company shall pay invoice within 5 days of receipt of such invoice.

Agreed to and Accepted:

Robot Cache, US Inc.		William Mikula

Signature	/s/ Lee Jacobson	Signature	/s/ William Mikula
Title:	CEO	Title:	President
Date:	6/27/2022	Date:	6/27/2022

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